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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have issued our report dated March 25, 2004 (except for Note A, as to which the date is March 31, 2004) accompanying the financial statements of BIO-key International, Inc. and our report dated May 28, 2004 accompanying the financial statements of Public Safety Group, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ Divine, Scherzer & Brody, Ltd

Minneapolis, Minnesota
December 22, 2004

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  Exhibit 23.1